Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-249864 and 333-216946 on Form S-8 and Registration Statement No. 333-224824 on Form S-3ASR of our reports dated March 5, 2021, relating to the financial statements of ProPetro Holding Corp. and Subsidiary (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/S/ DELOITTE & TOUCHE LLP
Houston, Texas
March 5, 2021